Exhibit 99.2

First Quarter 2009 Results Conference Call
James E. Perry, Vice President, Finance and Treasurer
April 30, 2009

Thank you, Sarah.
Good morning from Dallas, Texas and welcome to the Trinity Industries First Quarter 2009 Results Conference Call. I’m James Perry, Vice President, Finance and Treasurer for Trinity. Thank you for being with us today.

In addition to me, you will hear today from:

• Tim Wallace, Chairman, Chief Executive Officer and President
• Steve Menzies, Senior Vice President and Group President of the Rail Group; and
• Bill McWhirter, Senior Vice President and Chief Financial Officer

Following that, we’ll move to the Q&A session.

A replay of this conference call will be available starting one hour after the conference call ends today through midnight on Thursday, May 7th. The replay number is (402) 220-0398. Replay of this broadcast will also be available on our website located at www.trin.net.

Before we get started, let me remind you that:

“Today’s conference call contains forward looking statements as defined by the Private Securities Litigation Reform Act of 1995 and includes statements as to estimates, expectations, intentions, and predictions of future financial performance. Statements that are not historical facts are forward looking. Participants are directed to Trinity’s Form 10-K and other SEC filings for a description of certain of the business issues and risks, a change in any of which could cause actual results or outcomes to differ materially from those expressed in the forward looking statements.”

On March 31st, 2009, we had total borrowings of 1.84 billion dollars. Our borrowings at the corporate level were the 450 million dollars of convertible subordinated notes, 201.5 million dollars of senior notes and 2.7 million dollars of other indebtedness.

This is the first quarter in which we reflect the adoption of APB 14-1 as it applies to our 450 million dollars of convertible subordinated debt. As a result of this, 321.2 million dollars is shown as debt on the balance sheet, with 128.8 million dollars shown as a discount. This discount will be amortized as non-cash interest expense through 2018. An entry for 92.8 million dollars to equity was also booked as a result of the adoption of this pronouncement.

The Leasing Company’s debt included 551.1 million dollars of Promissory Notes, 316.4 million dollars of Secured Railcar Equipment Notes, 310.2 million dollars outstanding under our railcar leasing warehouse facility, and 12.9 million dollars of capital leases that were completed in the first quarter, for total leasing company debt of 1.2 billion dollars at March 31, 2009. This compares to a net book value for total leasing equipment of 2.7 billion dollars.

In today’s call, you will hear us refer to the non-GAAP term EBITDA. A reconciliation of EBITDA was provided in our press release yesterday. For the first quarter, EBITDA was 124.5 million dollars.

During the first quarter, we had several key financing accomplishments that strengthened the balance sheet.

In February, we made the final 61.4 million dollar payment on our equipment trust certificates, retiring that piece of debt. This was our highest interest rate debt and the payoff released a significant number of railcars that we can use for future financings.

In the first quarter, we entered into two sale-leaseback transactions for railcars. These provided 34.8 million dollars of cash to the company and are attractive pieces of financing. We closed another sale-leaseback financing for 11.1 million dollars early in the second quarter, so have now generated 46 million dollars of cash from these transactions. We will continue to seek similar opportunities in the capital markets.

During the first quarter, we sold 170.1 million dollars of railcars to TRIP. Of particular significance is that we sold 132.1 million dollars of railcars to TRIP, primarily at the end of the quarter, from our lease fleet. TRIP has been a very successful transaction for us and the first quarter’s activities continue to prove its value. Through March 31st, we have sold 1.16 billion dollars of railcars to TRIP from our manufacturing companies and from our lease fleet.

During the first quarter, we purchased 813 thousand and 28 of our shares for 6.3 million dollars. Our cumulative purchases to date total 3 million 532 thousand 728 shares for 67.5 million dollars.

After all of these activities and the cash flows from our businesses, our cash position increased during the quarter to 170.4 million dollars from 161.8 million dollars at year-end.

In addition to our cash, at March 31st, we had 333.8 million dollars available under our 425 million dollar revolving credit facility which matures in October of 2012. The portion of the facility that is unavailable for borrowing is due to our usage of letters of credit. There were no cash borrowings under the facility at March 31st. At quarter-end, we were well within all of the covenant requirements under this facility.

At March 31st, we had 289.8 million dollars available under our leasing warehouse facility that matures in August of 2009. We are making good progress on the renewal and expect to close the facility during the second quarter. With the lower demand for railcars in the marketplace, we will renew the facility at a lower commitment amount than the current 600 million dollars due to a lower need for such financing. This will save Trinity the financing expenses associated with a larger facility that we would not intend to fully utilize.

In summary, we have had success with our financing activities and have had EBITDA totaling approximately 667 million dollars over the last four quarters. We are positioned well with a strong balance sheet and cash flows. We have worked deliberately to build and maintain our strong positions in these areas so that we may capitalize on business opportunities as they arise.

Now, here’s Tim Wallace.

Tim
Steve
Bill

Thanks, Bill. Now our operator will prepare us for the Q & A session.
Q & A Session

Thank you, Sarah. This concludes today’s conference call.
Remember, a replay of this call will be available starting one hour after this call ends today through midnight, Thursday, May 7th. The access number is (402) 220-0398. Also, this replay will be available on our website located at www.trin.net.

We look forward to visiting with you again on our next conference call. Thank you for joining us this morning.

-END-